Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between AGA MEDICAL CORPORATION, a Minnesota corporation (the “Company”), and FRANCK L. GOUGEON residing at 4729 Annaway Drive, Edina, Minnesota 55436 (the “Executive”), as of this 21st day of April, 2008.

WHEREAS, the Executive is a founder of the Company and has served as a member of the Company’s board of directors since the Company’s inception;

WHEREAS, the Executive is currently employed by the Company and entered into that certain Employment Agreement (the “Prior Agreement”) with the Company effective as of July 28, 2005 (the “Effective Date”); and

WHEREAS, the Executive desires to be continue to be employed by the Company, and the Company desires to continue to employ the Executive pursuant to the terms, and each of them desires to amend and restate the Prior Agreement in its entirety, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.             Employment.  Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts continued employment.

2.             Term.      The Company hereby agrees to continue the employment of Executive as President and Chief Executive Officer, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on Effective Date and terminating on fourth (4th) anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the “Term”); provided, however, that commencing on such fourth (4th) anniversary date, and each anniversary thereafter, the Term of this Agreement shall automatically be extended for one additional year unless at least ninety (90) calendar days prior to each such anniversary date, the Company or Executive shall have given notice that it or he, as applicable, does not wish to extend this Agreement.  Following the date on which the Executive’s employment so terminates, unless specifically otherwise agreed between Executive and the Company, the Executive shall cease to hold any position (whether as an officer, director, manager, employee, trustee, fiduciary or otherwise) with the Company, its parent, AGA Medical Holdings, Inc. (“Holdings”), or any of its Subsidiaries or Affiliates; provided, that notwithstanding any termination of Executive’s employment, Executive may continue to serve as a member of the board of directors of Holdings if and to the extent he is designated a director in accordance with the Amended and Restated Stockholders Agreement, dated as of the date hereof, among Holdings, Executive and the other stockholders of Holdings party thereto.

3.             Capacity and Performance.

(a)           During the term of Executive’s employment hereunder, Executive shall serve the Company as its President and Chief Executive Officer and shall report to the board of directors of Holdings (the “Board”).  In addition, and without further compensation, Executive shall serve as a director and/or officer of Holdings and/or one or more of the Company’s Subsidiaries if so elected or appointed from time to time.

(b)           During the term of Executive’s employment hereunder, the Executive shall be employed by the Company on a full-time basis and shall perform such duties and responsibilities on behalf of the Company, Holdings and the Company’s Subsidiaries as may be designated from time to time by the Board.

(c)           During the term of Executive’s employment hereunder, Executive shall devote his full business time to the advancement of the business and interests of the Company, Holdings and the Company’s Subsidiaries and to the discharge of his duties and responsibilities hereunder.  Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Term, except as may be expressly approved in advance by the Board in writing.  Notwithstanding the preceding, the Executive may, without being in violation of the Executive’s obligations hereunder, (i) serve on corporate, civic or charitable boards, or committees which are not engaged in business competition with the Company, and (ii) invest the Executive’s personal assets in such form or manner as will not require any material services by the Executive in the operation of the entities in which such investments are made, provided the Executive shall use the Executive’s best efforts to pursue such activities in such a manner so that such activities shall not prevent the Executive from fulfilling the Executive’s obligations to the Company hereunder.

4.             Compensation and Benefits.  During the term of Executive’s employment hereunder as compensation for all services performed by the Executive:

(a)           Base Salary.  The Company shall pay the Executive a base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to increase (but not subject to decrease without the consent of Executive) from time to time by the Board, in its sole discretion (such base salary, including any increase from time to time, is hereafter referred to as the “Base Salary”).

(b)           Bonus.  The Company shall pay Executive a cash bonus for each calendar year ending during the Term no later than the March 15th following the close of each such calendar year, in an amount determined by the Board’s compensation committee (the “Compensation Committee”) based upon goals and criteria determined prior to the end of the first fiscal quarter of each such calendar year by the Compensation Committee.  The amount of any bonus earned by the Executive with respect to any subjective components of the bonus goals and criteria shall be determined by the Compensation Committee.

(c)           Vacations.  Executive shall be entitled to no less than twenty (20) paid vacation days per calendar year during the Term subject to the reasonable business needs of the Company.  Executive shall provide reasonable advance notice to the Board for paid vacation periods scheduled to be taken by Executive in excess of three (3) consecutive business days.  Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(d)           Other Benefits.  Subject to any contribution therefor generally required of executives of the Company, Executive shall be entitled to participate in, or benefit under, any and all employee benefit plans, policies or perquisites from time to time in effect for executives of the Company generally, except to the extent such plans are in a category of benefit specifically otherwise provided to Executive under this Agreement (e.g., severance pay).  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.  The Board may alter, modify, add to or delete employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, unless otherwise provided under any employee benefit plan.

(e)           Business Expenses.  The Company shall pay or reimburse Executive for all reasonable and necessary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit or other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5.                                       Termination of Employment.  The Executive’s employment hereunder shall terminate under the following circumstances (the date of each event of termination set forth below, by whatever cause, is referred to as the “Termination Date”):

(a)           Expiration.  Executive’s employment shall terminate upon the expiration of this Agreement, without renewal, pursuant to Section 2 hereof.

(b)           Death.  In the event of Executive’s death during the term of Executive’s employment hereunder, Executive’s employment shall immediately and automatically terminate.

(c)           Disability.  The Company may terminate Executive’s employment hereunder, upon notice to Executive, in the event that Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to satisfactorily perform his duties and responsibilities hereunder on a full-time basis, with reasonable accommodation, for one hundred and twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days.  If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Executive, at the request of the Company, shall submit to a medical examination by a physician selected by the Company (“Company Physician”) to determine whether Executive is so disabled.  If such question shall arise and Executive shall fail to submit to such medical examination by the Company Physician, the Company’s determination of the issue shall be binding on Executive.  In the event Executive disagrees with the findings of the Company Physician, Executive shall have the right to submit to a second medical examination by a physician selected by the Executive (the “Executive Physician”).  If the Company Physician’s and

the Executive Physician’s findings agree with respect to Executive’s disability status, such determination shall be binding on the Company and Executive.  If the Company Physician and the Executive Physician do not agree with respect to Executive’s disability status, the Company Physician and the Executive Physician shall together designate a third physician to make the determination with respect to Executive’s disability status and such determination shall be binding on the Company and Executive.

(d)           By the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time upon notice to Executive setting forth the nature of such Cause.  The following shall constitute “Cause” for termination:  (i) Executive’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) Executive’s fraud, theft or embezzlement committed with respect to the Company, Holdings or the Company’s Subsidiaries; (iii) breach by Executive of any of the provisions of Sections 7, 8 and/or 9 hereof that causes material harm to the Company, Holdings or any of the Company’s Subsidiaries; (iv) Executive’s willful and continued failure to perform his material duties to the Company and its Subsidiaries; or (v) Executive’s willful failure to comply with or follow the directions or orders of the Board; provided, however, that the Company may terminate Executive’s employment hereunder for “Cause” within the meaning of this clauses (iv) or (v) only after the Company has provided written notice to Executive of the failure and Executive shall have not have remedied such failure within fifteen (15) business days following the effectiveness of such notice.

(e)           By the Company Other than for Cause.  In the event that a majority of the independent members of the Board conclude in good faith that Executive shall no longer remain President and Chief Executive Officer of the Company, the Company may terminate Executive’s employment hereunder upon notice to Executive.

(f)            By Executive for Good Reason. The Executive may terminate his employment hereunder by written notice of his resignation (“Notice of Resignation”) delivered within sixty (60) days after the occurrence of any of the following events (each of which shall constitute “Good Reason” for resignation):  (i) the removal of Executive from or the failure to elect or re-elect Executive to his current position with the Company, (ii) a change in Executive’s reporting responsibilities such that Executive no longer directly reports to the Board, (iii) the reduction or attempted reduction of the Executive’s Base Salary or bonus opportunity without his consent; (iv) any action by the Company that is specific to Executive (and not instituted on a company-wide basis applicable to all participants in such plan, program or arrangement) that would or does adversely affect Executive’s participation in, or that would materially reduce Executive’s benefits under, any pension, life insurance, health, dental, accident, disability, dependent care, vacation, paid-time off, or any other employee benefit plan, program or arrangement in which Executive was participating at the time of the change; (v) any material breach by the Company of this Agreement, which breach remains uncured for a period of ten (10) business days after receipt by the Company of written notice from Executive; or (vi) the relocation of the principal place of business of the Company or the location in which Executive principally performs his job duties to a location greater than fifty (50) miles from such location as of the Effective Date.  Upon delivering any Notice of Resignation pursuant to this Section 5(f), the Termination Date shall be the date upon which the notice period ends notwithstanding any Company waiver of the notice period.

(g)           By the Executive Other Than for Good Reason.  The Executive may terminate his employment hereunder at any time upon the provision of sixty (60) days prior written notice to the Company. Upon delivering any Notice of Resignation pursuant to this Section 5(g), the Termination Date shall be the date upon which the notice period ends notwithstanding any Company waiver of the notice period.

6.             Compensation Upon Termination.

(a)           Expiration. In the event of Executive’s termination hereunder upon the expiration of any Term as contemplated by Section 2, the Company shall pay Executive any amounts due and payable in accordance with Section 4(b), plus one lump cash payment equal to nine (9) months of the Base Salary at the rate that was in effect during the Term prior to his Termination Date, within the 30 day period following his Termination Date.

(b)           Death.  At all times during Executive’s employment hereunder, the Company shall maintain insurance for Executive’s life at an annual cost to the Company of not more than $10,000 per year, which coverage shall be for the maximum amount of coverage available at such cost with respect to the Executive’s life from the Company’s insurance carriers (the “Life Insurance Policy”). In the event of a termination of Executive’s employment hereunder by reason of death as contemplated by Section 5(b), the Company shall pay  Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, the following amounts: (i) the sum of the Base Salary earned but not paid through the Termination Date plus the balance of the Executive’s earned but unused vacation days as of the Termination Date for the calendar year in which the Termination Date occurs, and (ii) any amounts to be received by the Company pursuant to the Life Insurance Policy; provided, that the amounts to be paid pursuant to the Life Insurance Policy shall not be more than $5,000,000 (with any excess amount to remain with the Company).

(c)           Disability.  In the event of a termination of Executive’s employment hereunder by reason of disability as contemplated by Section 5(c), the Company shall pay (i) the Base Salary at the rate in effect on the Termination Date for another twelve (12) months (commencing within 60 days following the Termination Date) and (ii) a one-time lump sum payment equal to the balance of Executive’s earned but unused vacation days as of the Termination Date, and the Company shall continue to provide Executive and his dependents with continued coverage under all Company provided medical and dental benefit  plans and policies for the time period commencing on his Termination Date for another twenty-four (24) months (but only if the Executive does not have access at reasonable cost to substantially equivalent benefits through another employer). Any participation in such benefit plans and policies may be pursuant to the continuation coverage rights of Executive pursuant to Part 6 of Title I of ERISA (“COBRA”) or the Company may provide such benefits directly through the purchase of insurance or otherwise.  Notwithstanding the foregoing, unless the Company so elects, the period for participation in any medical or dental plan pursuant to this Section 6(c) shall not exceed the maximum period of continuation coverage provided under COBRA; provided, that (unless such participation period continues at the election of the Company) at the end of such period of COBRA continuation coverage, the Company will pay the Executive the additional dollar amount monthly through the end of such 24-month period that the Company would have contributed if the Executive were to have remained a participant through the end of such 24-month period.

(d)           By the Company for Cause, or By Executive Other Than For Good Reason.  In the event of a termination of Executive’s employment hereunder by the Company for Cause as contemplated by Section 5(d), or by Executive other than for Good Reason as contemplated by Section 5(g), the Company shall pay in a lump sum within 30 days of the Termination Date, to the Executive the sum of the Base Salary earned but not paid through the Termination Date plus the balance of Executive’s earned but unused vacation days as of the Termination Date for the calendar year in which the Termination Date occurs.

(e)           By the Company Other than for Cause or by Executive for Good Reason.  In the event of any termination of Executive’s employment hereunder by the Company other than for Cause as contemplated by Section 5(e), or by Executive with Good Reason as contemplated by Section 5(f), the Company shall pay Executive (i) the Base Salary at the rate in effect on the Termination Date for another eighteen (18) months, and (ii) a one-time lump sum payment equal to the balance of Executive’s earned but unused vacation days as of the Termination Date.  Any obligation of the Company to the Executive pursuant to this Section 6(e) is conditioned upon (i) the Executive signing a release of claims in the form appended hereto as Attachment A (the “Employee Release”) within twenty-one (21) days (or such greater period as the Company may specify) following the date notice of termination of employment is given under either Section 5(e) or Section 5(f) and upon the Executive’s not revoking the Employee Release in a timely manner thereafter and (ii) the Executive’s continued full performance of his continuing obligations under Sections 7, 8 and/or 9 hereof.  Base Salary to which the Executive is entitled under this Section 6(e) shall be payable in accordance with the normal payroll practices of the Company and will begin within 60 days following the Termination Date, but shall be retroactive to the next business day following the Termination Date. The lump-sum payment in respect of accrued vacation required by this Section 6(e) shall be due and payable five business days following the effective date of the Employee Release.

(f)            Termination by the Company Following a Change of Control.  Notwithstanding anything to the contrary herein, the Executive will not be entitled to any compensation under this Agreement in the event that his employment is terminated by the Company or any successor thereto for any reason following a Change of Control (as defined below).

(g)           Director Fees.  In the event of Executive’s termination of employment for any reason other than death, by the Company for Cause, or by the Executive other than for Good Reason, he shall become eligible to receive payment for the performance of his duties as a member of the Board following any such termination of employment, in a manner consistent with the Company’s policy covering the remuneration payable to the independent members of the Board for as long as he shall serve as a member of the Board.

7.             Restricted Activities.  The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries:

(a)           While Executive is employed by the Company and for eighteen (18) months after his employment terminates (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise (other than through ownership of  publicly-traded capital stock of a corporation which represents less than one percent (1%) of the outstanding capital stock of such corporation), (i) compete with the Company, Holdings or any of the Company’s Subsidiaries in any business related to developing, selling, licensing or otherwise providing Products and related services to physicians, hospitals or other medical establishments in the United States or such other business activities which the Company, Holdings or any of the Company’s Subsidiaries shall conduct or intend to conduct as of the Termination Date, or (ii) undertake any planning for any business competitive with the Company, Holdings or any of the Company’s Subsidiaries.  Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company, Holdings or any of the Company’s Subsidiaries as conducted or under consideration at any time during Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date).

(b)           Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company, Holdings or the Company’s Subsidiaries, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company, Holdings or any of the Company’s Subsidiaries.

(c)           Executive further agrees that while he is employed by the Company and during the Non-Competition Period, Executive will not, directly or indirectly, (i) hire or attempt to hire any employee of the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an employee within the six (6) months preceding such hire or attempt to hire, (ii) hire or attempt to hire any independent contractor providing services to the Company, Holdings or any of the Company’s Subsidiaries or anyone who was such an independent contractor within six (6) months preceding such hire or attempt to hire, (iii) assist in hiring or any attempt to hire of anyone identified in clauses (i) or (ii) of this sentence by any other Person, (iv) encourage any employee or independent contractor of the Company, Holdings or any of the Company’s Subsidiaries to terminate his or her relationship with the Company, Holdings or any of the Company’s Subsidiaries, or (v) solicit or encourage any customer or vendor of the Company, Holdings or any of the Company’s Subsidiaries to terminate or diminish its relationship with any of them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company, Holdings or any of the Company’s Subsidiaries.

8.                                       Confidential Information.

(a)           Executive acknowledges that the Company, Holdings or any of the Company’s Subsidiaries continually develop Confidential Information, that Executive has in the past and may in the future develop Confidential Information for the Company, Holdings or any of the Company’s Subsidiaries and that Executive has in the past and may in the future learn of Confidential Information during the course of employment.   Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries), any Confidential Information obtained by Executive incident to his employment or other association with the Company, Holdings or any of the Company’s Subsidiaries.  Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b)           All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, Holdings or any of the Company’s Subsidiaries and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company, Holdings and the Company’s Subsidiaries.  Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control; provided, that Executive shall be permitted to retain any Documents provided to Executive in his capacity as a director the Holdings if and to the extent Executive shall continue to serve as a director following such termination; provided, further that Executive acknowledges that such Documents remain the sole and exclusive property of the Company, Holdings and the Company’s Subsidiaries and that upon Executive’s retirement or other removal as a director, such Documents shall be promptly surrendered to the Company.

9.             Assignment of Rights to Intellectual Property.  Executive shall promptly and fully disclose all Intellectual Property to the Company, and he hereby acknowledges that all such Intellectual Property is the property of the Company.  Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property.  Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property.  Executive will not charge the Company for time spent in complying with these obligations.  All copyrightable works that Executive creates shall be considered “work made for hire”.  Notwithstanding the foregoing, this Section 9 shall not apply to any Intellectual Property which no equipment, supplies, facility or trade secret information of the Company,

Holdings or any of the Company’s Subsidiaries was used and which was developed entirely on Executive’s own time, and (i) which does not relate (A) directly to the business of the Company, Holdings or any of the Company’s Subsidiaries or (B) such entities’ actual or demonstrably anticipated research development, or (ii) which does not result from any work performed by the Executive for the Company, Holdings or any the Company’s Subsidiaries.

10.           Enforcement of Covenants.  Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and/or 9 hereof.  Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company, Holdings and the Company’s Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 and/or 9 hereof, the damage to the Company would be irreparable.  Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants.  The parties further agree that, in the event that any provision of Sections 7, 8 and/or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11.           Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder.  Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.           Definitions.  Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 12 and as provided elsewhere herein.  For purposes of this Agreement, the following definitions apply:

(a)           “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.

(b)           “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation (other than a merger in which the Company is the surviving corporation and which will not result in more than 50% of the capital stock of the Company being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger), (ii) a sale or disposition of all or substantially all of the properties and assets of the Company as an entirety to any other person or persons in a single transaction or series of related transactions, (iii) an acquisition of beneficial ownership by any person or group of voting stock of the

Company representing more than 50% of the voting power of all outstanding shares of such voting stock, whether by way of merger or consolidation or otherwise, or (iv) any other transaction which results in the disposition of 50% or more of the voting power of all classes of capital stock of the Company on a combined basis.  For the avoidance of doubt, the acquisition of beneficial ownership by any person or group of voting stock of the Company representing less than 50% of the voting power of all outstanding shares of such voting stock, in a single transaction or a series of related transactions, shall not be deemed a “Change of Control,” whether or not such person or group beneficially owns voting stock of the Company representing more than 50% of the voting power of all outstanding shares of such voting stock following such transaction.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Confidential Information” means any and all information of the Company, Holdings and the Company’s Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information which, if disclosed by the Company, Holdings or the Company’s Subsidiaries, would assist in competition against them.  Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, Holdings or the Company’s Subsidiaries, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, Holdings or the Company’s Subsidiaries, (iv) the identity and special needs of the customers of the Company, Holdings or the Company’s Subsidiaries and (v) the people and organizations with whom the Company, Holdings or the Company’s Subsidiaries have business relationships and those relationships.  Confidential Information also includes any information that the Company, Holdings or any of the Company’s Subsidiaries have received, or may receive hereafter, from others which was received by the Company, Holdings or any of the Company’s Subsidiaries with any understanding, express or implied, that the information would not be disclosed.

(e)           “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others and whether or not during normal business hours or on or off the premises of the Company, Holdings or any of the Company’s Subsidiaries) during the Term of Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date) that relate to either the Products or any prospective activity of the Company, Holdings or any of the Company’s Subsidiaries or that make use of  Confidential Information or any of the equipment or facilities of the Company, Holdings or any of the Company’s Subsidiaries.

(f)            “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, including an Affiliate or a Subsidiary.

(g)           “Products” mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided or planned by the Company or any of its Subsidiaries, during Executive’s employment with the Company or any of its Subsidiaries (including prior to the Effective Date).

(h)           “Subsidiary” shall mean any Person of which the Company (or other specified Person) shall, directly or indirectly, own beneficially or control the voting of at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or at least a majority of the partnership, membership, joint venture or similar interests, or in which the Company (or other specified Person) or a Subsidiary thereof shall be a general partner or joint venturer without limited liability.

13.           Survival.  The provisions of this Agreement shall survive following the Termination Date if so provided herein or desirable to accomplish the purposes of other surviving provisions, including without limitation the provisions of Section 6, 7, 8 and 9 hereof.

14.           Withholding.  All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15.           Assignment.  Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16.           Severability.  If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.           Waiver.  No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party.  The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.           Notices.  Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, when delivered by courier at Executive’s last known address on the books of the Company, or five (5) business days following deposit in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19.           Entire Agreement.  This Agreement and the other plans and documents specifically referred to herein constitute the entire agreement between the parties regarding the subject matter of this Agreement and such other plans and documents and supersede all prior communications, agreements (including the Prior Agreement) and understandings, written or oral, with respect to such subject matter, including any prior employment or similar agreements between Executive and the Company.

20.           Amendment.  This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

21.           Headings.  The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23.           Compliance with Laws.  If the Company and Executive reasonably determine that the terms of this Agreement are not in compliance with applicable laws or regulations, including without limitation as would result in the imposition of extraordinary current taxation, the Company and Executive agree to undertake commercially reasonable efforts to amend this Agreement to cure such noncompliance.

24.           Section 409A.  References under the Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder until the date that is six months following Executive’s termination of employment (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 24 shall be paid to Executive in a lump sum and (ii) if any other payments due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  The Company shall implement the provisions of this Section 24 in good faith; provided that neither the Company nor any of the Company’s or its Affiliates’ employees or representatives shall have any liability to Executive with respect to this Section 24.

25.           Governing Law.  This contract and shall be construed and enforced under and be governed in all respects by the laws of Minnesota, without regard to the conflict of laws principles thereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

The Company:

AGA MEDICAL CORPORATION

By:	/s/ Brigid A. Makes
Name: Brigid A. Makes
Title: Senior Vice President and Chief Financial Officer

The Executive:

/s/ Franck L. Gougeon
Franck L. Gougeon

[Signature Page to Amended and Restated AGA/Gougeon Employment Agreement]